Filed Pursuant to Rule 424(b)(4)
Registration No. 333-108141

Prospectus Supplement No. 12
To Prospectus dated September 12, 2003

$230,000,000

RF MICRO DEVICES, INC.

1.50% Convertible Subordinated Notes Due 2010 and
the Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to the resale by the selling securityholders of 1.50% convertible subordinated notes due 2010 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated September 12, 2003 and the prospectus supplements dated September 23, 2003, October 3, 2003, October 14, 2003, October 28, 2003, November 10, 2003, November 25, 2003, March 23, 2004, April 12, 2004, June 22, 2004, September 1, 2004 and April 15, 2005, which are to be delivered with this prospectus supplement.  All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 10, 2005

SELLING SECURITYHOLDERS

The table below sets forth information as of the date hereof concerning beneficial ownership of the notes by the selling securityholders as listed below.  All information concerning beneficial ownership has been furnished by the selling securityholders.

Name	Principal Amount at Maturity of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that May be Sold (1)	Total Shares Beneficially Owned Prior to Offering	Shares to be Beneficially Owned After Completion of this Offering	Percentage of Beneficial Ownership After Completion of this Offering (2)

Marc Demyttenaere
16 Waverley	$50,000	*	6,553	6,553	0	0
Pointe Claire, Quebec, Canada
H9S 4W5

Glencoe Profit Taker Hedge Fund S.A.
Lower Collymore Rock, P.O.B. 118	$100,000	*	13,106	13,106	0	0
Bridgetown, Barbados, West Indies

Burdon Inc.
43 Avenue Mont D'or	$50,000	*	6,553	6,553	0	0
1007 Lausanne, Switzerland

DBAG London
1251 Avenue of the Americas
26th Floor, Mail Stop NYC07-2638	$1,492,000	*	195,554	195,554	0	0
New York, NY 10020

Any other holder of notes or future
transferee, pledgee, donee or successor
(3) (4)

                * Less than 1%

                (1)  Assumes conversion of all of the holder's notes offered hereby at a conversion rate of 131.0685 shares per $1,000 principal amount of notes.  However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of the Notes-Conversion of Notes."  As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

                (2)  Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 187,526,189 shares of common stock outstanding as of January 31, 2005.  In calculating this amount, we also treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes.  However, we did not assume the conversion of any other holder's notes.

                (3)  Information about other selling securityholders will be set forth in additional prospectus supplements, if required by applicable law.

                (4)  Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.